Exhibit 10.36

MANAGEMENT SERVICES AGREEMENT

(hereinafter the “Agreement”)

Agreement, as of September 30, 2025 (the “Effective Date”), between

1.	Alternus Clean Energy, Inc., a Delaware company (the “Management Provider”); and

2.	EverOn Energy LLC, a Delaware limited liability JV, under registration number 10018307, with mailing address of 16192 Coastal Highway, Lewes, DE 19958 (the “JV”)

(The Management Provider and the JV are hereinafter jointly referred to as the “Parties” and severally as a “Party”)

RECITALS

WHEREAS, the Management Provider is an experienced provider of renewable energy asset management services, employs qualified personnel to perform such services, and is a Member of the JV pursuant to its operating agreement; and

WHEREAS, JV desires to engage Management Provider to provide certain management Services more particularly defined below in connection with the JV Projects (as such term is defined in the JV’s Operating Agreement), Management Provider wishes to provide such Services, and the Parties enter into this Agreement to set forth the terms and conditions therefor.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS

1.	THE MANAGEMENT AND THE RELATED SERVICES

1.1.

The Services. Management Provider shall provide the JV with the services as described in Exhibit 1 (the “Services”). Management Provider shall ensure that its principal officers and executives (the “Management”) shall devote whatever time and resources are necessary to successfully deliver the Services to the JV. Management Provider’s current Management are listed in Exhibit 2.

1.2.

Standard of Services. Management Provider shall: i) use its best efforts to promote JV’s interests; ii) employ reasonable care in providing the Services to ensure that the JV benefit from the Services; iii) undertake to perform services in a timely and professional manner, iv) devote such time, attention and skill to its duties under this Agreement as may reasonably be necessary to ensure the performance of the Services to the JV’s reasonable satisfaction, and v) make itself available and shall render such services at such times and places as mutually and reasonably agreed upon between the Parties.

1.3.	Independent Contractor. Management Provider shall have the right and the ability to select the means, manner and method of performing the Services that it deems appropriate.

1.4.	Performance. Management Provider shall consult with, and render to, the JV the Services.

2.	COMPENSATION FOR THE SERVICES AND COSTS

2.1.	In consideration of the provision of the Services, the JV shall pay to the Management Provider the fees as set forth on Exhibit 3 (hereinafter, the “Fees”).

2.2.

The Management Provider shall invoice the JV for Services pursuant to Section 2.1 above on a monthly basis starting on January 1, 2026. No fees shall be payable prior to that date. Valid amounts invoiced will accrue and become payable 10 business days of receipt of the invoice. However, the JV shall only pay any outstanding amounts once it has sufficient financial resources to do so and where such payment would not cause the JV to have a negative financial position as a result. In addition, Management Provider understands that JV shall ensure that any payments made for amounts due shall be made in conjunction with payments to Alternus (or its assigns) such that both parties receive the same amounts equally for amounts due from each party.

2.3.

The Parties mutually agree that all reasonable efforts will be devoted to ensure that all documentation requirements and any other information or action shall be duly performed in order to ensure that all Parties comply with the applicable laws (fiscal or other) and that all possible tax reductions and exemptions, that may be available from time to time, shall be duly obtained.

3.	TERM

3.1.

This Agreement applies for a period of two (2) calendar years starting on the Effective Date (the “Initial Term”). This Agreement shall be automatically renewed for additional periods of one (1) year each (the “Renewal Term”) unless JV serves a notice to the Management Provider at least sixty (60) days before the end of the Initial Term or the end of the Renewal Term, of its intention to terminate this Agreement.

3.2.

This Agreement may be immediately terminated by either party, by providing ten (10) business days’ written notice, in case the Management Provider ceases to own (directly or indirectly) any of the membership interests of the JV.

4.	INDEPENDENT RELATIONSHIP

No Party shall make any representation or incur any obligation in the name or on behalf of any other Party in the performance of the Services pursuant to this Agreement. Nothing in this Agreement shall be construed as appointing or constitute an appointment of either Party as the agent of the other.

5.	MUTUAL CONFIDENTIALITY

5.1.

Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of a Party’s (together with its affiliates, the “Disclosing Party”) technical data, trade secrets, or know- how, including, but not limited to, research, product plans, or other information regarding the Disclosing Party’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the JV on whom Management Provider called or with whom Management Provider became acquainted during the Term), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Disclosing Party, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Disclosing Party. Notwithstanding the foregoing, Confidential Information shall not include any such information which the receiving Party (together with its affiliates, the “Receiving Party”) can establish becomes publicly known or made generally available to the public after disclosure to Receiving Party through no wrongful action or inaction of Receiving Party.

5.2.

Non-use and Nondisclosure. During and after the Term, Receiving Party will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Receiving Party will not: (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services and other obligations of this Agreement, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Disclosing Party, except that Receiving Party may disclose Confidential Information to the extent compelled by applicable law; provided, however, prior to such disclosure, Receiving Party shall provide prior written notice to the Disclosing Party to allow the Disclosing Party to seek a protective order or such similar confidential protection as may be available under applicable law. Receiving Party agrees that no ownership of Confidential Information is conveyed to Disclosing Party merely by disclosing it pursuant to this Agreement.

5.3.

Third-Party Confidential Information. Management Provider recognizes that the JV has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the JV’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Management Provider agrees that at all times during the Term, Management Provider owes the JV and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the JV consistent with the JV’s agreement with such third party.

5.4.

Great loss and immediate and irreparable injury may be suffered by the Disclosing Party if the Receiving Party should breach or violate any of the covenants and agreements related to confidentiality set forth in this [Article 5]. The parties agree that such covenants and obligations of Management set forth in this [Article 5] relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Disclosing Party irreparable injury for which adequate remedies are not available at law. Therefore, the Parties agree that Disclosing Party shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Receiving Party from committing any violation of the covenants and obligations referred to above. These injunctive remedies are cumulative and in addition to any other rights and remedies the Disclosing Party may have at law or in equity. Nothing contained in this Section shall be construed as prohibiting the Disclosing Party from pursuing any other remedies available to it for any such breach or threatened breach, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation.

6.	TIME IS OF THE ESSENCE

6.1.

Time is of the essence for the Services provided under this Agreement. Thus, all Services which are requested to be done consistent with applicable law and commercially reasonable industry standards, and in good faith. If the Management Provider is in breach of its material obligations under this Section 6, and has failed to cure such breach thirty (30) days after receiving written notice from the JV (or, of such breach cannot reasonably be cured in such period, 180 days after receiving written notice) it shall be in default (each, a “Default”). During any period a Default is outstanding, the non-defaulting Party may pursue any remedy available to it under law or equity.

7.	NOTICES

7.1.

All notices, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered personally or sent by registered mail or sent by commercial carrier to the other Party’s address, reported in the headings or otherwise communicated by a Party in writing.

7.2.

Any notice or other communication transmitted by mail shall be effective confirmed delivered to the receiving Party by registered mail or commercial carrier, and it shall be deemed to have been received at the time of delivery, in case of a communication delivered personally.

8.	MISCELLANEOUS

8.1.

Assignment. This Agreement is binding upon the Parties hereto and their respective successors and assignees, provided that any assignments of this Agreement or of the rights hereunder by any Party, without the written consent of the other Party, shall be void. Nothing in this Agreement, expressed or implied, is intended to attribute to any other person any rights or remedies under or by reason of this Agreement.

8.2.

Entire agreement. This Agreement replaces and supersedes any previous agreement between the Parties with respect to the subject matter hereof and, namely, the existing agreement for the procurement of assets and for the release of guarantees.

8.3.

Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in the District of Delaware.

8.4.	Variation. This Agreement may not be amended, modified, or varied except by the mutual agreement of the Parties in writing.

[Signature page to follow]

IN WITNESS whereof this Management Services Agreement has been duly executed as of the Effective Date.

MANAGEMENT PROVIDER

By:	/s/ Vincent Browne

Name: Vincent Browne

Title:   CEO

EVERON ENERGY LLC

By:	/s/ Chris Griffin

Name: Chris Griffin

Title:   Managing Member

Exhibit 1

SERVICES

1.	“Services” shall mean:

Management Provider will direct and manage: i) the JV’s efforts to source finance for Projects, and ii) post-commissioning operation of the JV Projects, in all cases under the direction of the Managers. The Services shall include, without limitation:

1.	Project Finance:
•	Sourcing finance for JV Projects, which may include debt, tax equity, sponsor equity, project partner contributions, or otherwise, as applicable;
•	Identifying purchasers (or other outside finance) for Projects under the JV control that it does not intend to finance internally and own long-term;
2.	Asset Management: For JV Projects, and Project company subsidiaries:
•	Managing and administering the accounting and tax responsibilities, obligations, and returns;
•	Securing and maintaining Insurance coverage; and
•

Administering and serving as the primary point of contact for Project warranty obligations and claims pursuant to EPC and equipment supply agreements, Operations and Maintenance Agreements, and Project repairs.

•	Project customer and counterparty billing and collections;
3.	coordinating with and supporting Hover’s MSA Services, described above, including engagement of Project counterparties and service providers.

The MSA Services shall be performed in all cases under the direction of the JV and consistent with the JV Budget. The JV Budget shall include the Management Services Agreements and their fees.

Exhibit 2

MANAGEMENT PERSONNEL

Effective as of the Effective Date

1.	Vincent Browne

2.	John Thomas

3.	Tali Durant

4.	Michelle O’Shea

5.	Gary Swan

6.	Pat Kiernan

7.	Any other person as the Parties agree in the future

Exhibit 3

Fees

Initial amount of $225,000.00 per month, on terms as outlined in 2.2 above.

Such amount may be adjusted upward, not downward, by mutual agreement of the Parties during the Term.